EXHIBIT 99.2

                                  Press Release
                               The Provident Bank

From: The Provident Bank                    Contact: Kenneth Wagner
      830 Bergen Avenue                              (201) 915-5344
      Jersey City, NJ 07306                          Kevin Ward
                                                     (201) 915-5715

For Immediate Release:     December 17, 2002

       The Provident Bank Prevails at United States District Court Hearing

         Jersey City, NJ - The Provident Bank today announced that the United States District Court for the District of New Jersey denied all emergent relief requested in a lawsuit filed against The Provident Bank, the members of the Board of Managers and Provident Financial Services, Inc., challenging certain portions of The Provident Bank's Plan of Conversion. Specifically, the Court denied a request for a temporary restraining order and a preliminary injunction. Chairman, Chief Executive Officer and President Paul M. Pantozzi stated that the Plan of Conversion remained on schedule to close in January 2003.

         The lawsuit was filed in the United States District Court for the District of New Jersey against The Provident Bank, the members of the Board of Managers and Provident Financial Services, Inc., challenging the application of certain purchase limitations contained in the Plan of Conversion, and certain stock order requirements. The lawsuit alleges that these provisions constitute violations of certain federal and state laws and a breach of fiduciary duties by the Board of Managers. The lawsuit sought to enjoin the application of these provisions, alter the schedule for closing of the offering and the meeting of depositors, and damages. The decision today denied the request for a temporary restraining order and a preliminary injunction against the consummation of the Plan of Conversion.